Exhibit 99.1

Contact: Max Shevitz President Tel: 703/925-5590 Email: max_shevitz@learningtree.com	FOR IMMEDIATE RELEASE

LEARNING TREE INTERNATIONAL ANNOUNCES FIRST

QUARTER FISCAL YEAR 2016 RESULTS

HERNDON, VA., February 9, 2016 – Learning Tree International, Inc. (OTCQX: LTRE) announced today its revenues and results of operations for its first quarter of fiscal year 2016, which ended January 1, 2016.

In its first quarter of fiscal year 2016, Learning Tree reported revenues of $20.1 million, loss from continuing operations before income taxes of $2.2 million, and a net loss of $2.3 million, or $(0.17) per share. These results compare with revenues of $24.4 million, loss from continuing operations before income taxes of $1.2 million, and a net loss of $1.1 million, or $(0.09) per share, in Learning Tree’s first quarter of fiscal year 2015. As previously reported, on March 3, 2015, Learning Tree completed the sale of its subsidiary in France, Learning Tree International S.A., to Educinvest SPRL. Historical Condensed Consolidated Statement of Operations results for fiscal year 2015 for Learning Tree France have been reclassified as discontinued operations in the tables presented below.

“I, together with the senior management team, am continuing to examine all facets of Learning Tree’s business to return the company to profitability. In particular, we are working on ways to increase our revenues, including increasing the number of Public Course enrollments and the number of attendees at our customer on-site training courses. We are also assessing company expenditures.  I recognize the imperative to improve the financial performance of Learning Tree, with the objective to once again return the company to a growing and profitable business,” stated Richard Spires, the Chief Executive Officer of Learning Tree.

Conference Call and Webcast

Learning Tree will host an investor conference call to discuss its results for the first quarter of fiscal year 2016 at 4:30 p.m. ET, February 9, 2016. To participate, call (888) 339-2688 or +1 (617) 847-3007 (International Callers) and enter pass code: 846 427 59 at least five minutes before 4:30pm (ET) / 1:30pm (PT) on Tuesday, February 9, 2016; or, go to Learning Tree’s Investor website at www.learningtree.com/investor to gain access and listen to the live webcast. A webcast replay of the investor conference call is available for 90 days via the Internet through the Investor Relations section of Learning Tree’s website at www.learningtree.com/investor.

About Learning Tree International, Inc.

Established in 1974, Learning Tree is a leading worldwide vendor-independent provider to business and government organizations for the training and education of their information technology (“IT”) professionals and managers. In addition to training, we support our customers by providing a suite of skills enhancement services which help business and government organizations assess the skill level of their IT staff and new hires, determine skill gaps, and define learning paths to enhance the competences of their IT workforce. Learning Tree develops, markets, and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, and management and business skills. Courses are offered at Learning Tree Education Centers and training locations around the world, on-site at client facilities, or via the Internet with Learning Tree AnyWare™, our web-based, remote-attendance platform. For more information about Learning Tree and its products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Cautionary Statement Regarding Forward Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on Learning Tree. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Learning Tree. There can be no assurance that future developments affecting Learning Tree will be the same as those anticipated. Learning Tree cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Investors should not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Some of these risks and uncertainties that could affect Learning Tree and its business include, but are not limited to the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; a majority of our outstanding common stock is beneficially owned by our chairman and his spouse; efficient delivery and scheduling of Learning Tree's courses; intellectual property, including having to defend potential infringement claims; risks associated with cyber security; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel. Learning Tree is not undertaking any obligation to update forward-looking statements contained herein to reflect future events, developments or changed circumstances.

In order to help the reader assess the factors and risks in Learning Tree's business that could cause actual results to differ materially from those expressed in the forward looking statements, Learning Tree discusses in its 2015 Annual Report on Form 10-K (“Form 10-K”), those risks in Item 1A, “Risk Factors”. Please read the Form 10-K, including the Risk Factors included therein, which is filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's Internet site (http://www.sec.gov).

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Release Summary: Learning Tree International announced today its revenues and results of operations for its first quarter of fiscal year 2016, which ended January 1, 2016.

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share data)

	Three Months Ended
	January 1,	January 2,
	2016	2015
	(unaudited)	(unaudited)

Revenues	$20,131	$24,400
Cost of revenues	11,854	13,726
Gross profit	8,277	10,674

Operating expenses:
Course development	1,314	1,709
Sales and marketing	4,619	5,532
General and administrative	4,614	4,864
Total operating expenses	10,547	12,105

Loss from operations	(2,270)	(1,431)
Other income (expense), net	76	221
Loss from continuing operations before income taxes	(2,194)	(1,210)
Provision for income tax	85	158

Loss from continuing operations	(2,279)	(1,368)

Income from discontinued operations, net of tax	0	218

Net loss	$(2,279)	$(1,150)

Earnings (loss) per share basic and diluted:
Continuing operations	$(0.17)	$(0.10)
Discontinued operations	0.00	0.01
Basic and diluted loss per share	$(0.17)	$(0.09)

Table 2

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	January 1,	October 2,
	2016	2015
	(unaudited)

Cash and cash equivalents	$14,385	$17,936
Trade accounts receivable, net	8,226	10,475
Prepaid expenses and other	5,651	5,018
Total current assets	28,262	33,429
Depreciable assets, net and other	11,353	10,492
Total assets	$39,615	$43,921

Accounts payable and accrued liabilities	$9,835	$12,409
Deferred revenues	22,632	22,909
Total current liabilities	32,467	35,318
Other long term liabilities	6,555	5,556
Total liabilities	39,022	40,874

Stockholders' equity	593	3,047
Total liabilities and stockholders' equity	$39,615	$43,921